EXHIBIT (j)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 4 to the Registration Statement (1933 Act File No. 333-84809) on Form N-1A of DCM Series Trust of our report dated October 31, 2003 of DCM Growth Fund (the "Fund") included in the September 30, 2003 Annual Report to Shareholders of the Fund.

In addition, we consent to the references to our Firm under the headings "Financial Highlights" and “Independent Accountants” in the Fund’s Prospectus and under the caption "Service Providers - Independent Accountants" and "Financial Statements" in the Statement of Additional Information of the Fund included in this Registration Statement.

/s/ Russell, Brier & Co. LLP

RUSSELL, BRIER & CO. LLP

January 28, 2004

Boston, Massachusetts